   As filed with the Securities and Exchange Commission on January 24, 1997.

                                           Registration No. 333- _______________
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                              _____________________

                         AMERICAN HOMESTAR CORPORATION
             (Exact name of registrant as specified in its charter)

                 Texas                              76-0070846
      (State or other jurisdiction               (I.R.S. Employer
   of incorporation or organization)          Identification Number)

 2450 South Shore Boulevard, Suite 300
           League City, Texas                         77573
(Address of principal executive offices)            (Zip Code)
                              ____________________

                         AMERICAN HOMESTAR CORPORATION
               1994 AMENDED AND RESTATED STOCK COMPENSATION PLAN
                            (Full title of the Plan)

                               Craig A. Reynolds
                     2450 South Shore Boulevard, Suite 300
                           League City, Texas  77573
                    (Name and address of agent for service)

                                 (281) 334-9700
                          (Telephone number, including
                        area code, of agent for service)

                           ___________________________

                                   COPIES TO:

                               Richard F. Dahlson
                            Jackson & Walker, L.L.P.
                          901 Main Street, Suite 6000
                              Dallas, Texas  75202




                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
     Title of                                 Proposed Maximum        Proposed Maximum
 Securities to be        Amount to be        Offering Price Per      Aggregate Offering         Amount of
    Registered            Registered              Share(1)               Price (1)          Registration Fee
------------------------------------------------------------------------------------------------------------
 Common Stock,
 par value $.05         450,000 shares             $20.94                $9,423,000             $2,855.46
 per share
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported by the National Association of Securities Dealers Automated Quotation National Market System, on January 21, 1997.

      Pursuant to General Instruction E of Form S-8 with respect to the shares registered under the American Homestar Corporation 1994 Amended and Restated Stock Compensation Plan, this Registration Statement incorporates by reference the contents of the Registrant's Registration Statement No. 33-95604 on Form S-8, including all exhibits attached thereto.

PROSPECTUS
                         AMERICAN HOMESTAR CORPORATION

                                1,180,000 SHARES
                                       OF
                                 COMMON STOCK*

      This Prospectus has been prepared by American Homestar Corporation, a Texas corporation (the "Company"), for use upon resale by certain directors, officers and employees of the Company (the "Selling Shareholders") of up to 1,180,000 shares of Common Stock, par value $.05 per share ("Common Stock"), of the Company. The Selling Shareholders have acquired and/or may in the future acquire shares of Common Stock from the Company pursuant to the exercise of Options heretofore granted and/or to be hereafter granted to the Selling Shareholders pursuant to the provisions of the Company's 1994 Amended and Restated Stock Compensation Plan (the "Plan").

      The Common Stock may be sold from time to time by the Selling Shareholders or permitted transferees. Such sales may be made through one or more brokers or dealers on the Nasdaq/National Association of Securities Dealers Automated Quotation/National Market System (the "Nasdaq"), or any other over-the-counter market or exchange on which the Common Stock is quoted or listed for trading, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. See "Plan of Distribution." Upon any sale of the Common Stock offered hereby, the Selling Shareholders or permitted transferees and participating agents, brokers, dealers and marketmakers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Common Stock is quoted through the Nasdaq under the symbol "HSTR." On January 21, 1997 the last reported sale price of the Common Stock, as reported on the Nasdaq, was $21.25. The Company will not receive any of the proceeds from sales by the Selling Shareholders.

* This figure is an estimate. The Company has filed a Registration Statement on Form S-8 (of which this Prospectus is a part), that covers the sale by the Company of up to 1,180,000 shares of Common Stock upon the exercise of options granted or to be granted under the Plan. This Prospectus covers the resale by the Selling Shareholders of an indeterminate number of shares of Common Stock acquired or that may be acquired by the Selling Shareholders upon the exercise of options granted or to be granted to the Selling Shareholders pursuant to the Plan.

                            -----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 24, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The common stock of the Company, par value $.05 per share (the "Common Stock") is listed on the Nasdaq.
Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq at 1735 K Street, N.W., 3rd Floor, Washington, D.C.

         The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of the Common Stock to be issued pursuant to the Plan. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement are available from the Public Reference Section of the Commission at prescribed rates.

         The Company's principal executive offices are located at 2450 South Shore Boulevard, Suite 300, League City, Texas, 77573, and the Company's telephone number is (281) 334-9700.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

         (i) The Company's latest annual report on Form 10-K for the year ended May 31, 1996 (the "Annual Report");

         (ii)    All other reports filed with the Commission pursuant to
                 Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report; and

         (iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-24210) filed May 5, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to American Homestar Corporation, 2450 South Shore Boulevard, Suite 300, League City, Texas 77573, Attention: Craig A. Reynolds, Executive Vice President (telephone: (281) 334-9700).


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock offered hereby.


                              SELLING SHAREHOLDERS




                                                                    Common Stock
                                                      Ownership     Offered For      Ownership
                                                      of Common       Selling        of Common    Percentage
                                                     Stock Prior   Shareholders'       Stock       of Common
            Name and Office                              to         Account Upon       After      Stock After
          of Beneficial Owner                        Offering(1)    Exercise(2)      Offering     Offering
          -------------------                        -----------    -----------      --------      --------
 Finis F. Teeter . . . . . . . . . . . . . . . .       1,581,103         75,000      1,506,103        17.5%
     Chairman of the Board and Co-Chief Executive
     Officer

 Laurence A. Dawson, Jr. . . . . . . . . . . . .       1,399,337         75,000      1,324,337        15.3%
     President, Co-Chief Executive Officer and
     Director

 Craig A. Reynolds . . . . . . . . . . . . . . .         115,188         39,750         75,438            *
     Executive Vice President, Chief Financial
     Officer, Secretary and Director

 Jackie H. Holland . . . . . . . . . . . . . . .          59,788         35,750         24,038            *
     Vice President, Treasurer and Director

 Charles N. Carney, Jr.  . . . . . . . . . . . .         189,144         39,750        149,394         1.7%
     Vice President and Director

 James J. Fallon . . . . . . . . . . . . . . . .         101,775         35,750         66,025            *
     Vice President and Director

 William O. Hunt . . . . . . . . . . . . . . . .          27,500         20,000          7,500            *
     Director

 Jack L. McDonald  . . . . . . . . . . . . . . .          20,000         20,000           --              *
     Director

  *       Less than 1%.

 (1) Includes shares to be acquired upon exercise of options granted under the Plan, some of which are not exercisable within 60 days of the date of this Prospectus.

 (2)      Total amount of shares purchasable pursuant to the Plan.


                              PLAN OF DISTRIBUTION

    The Common Stock offered hereby may be sold from time to time by the Selling Shareholders or permitted transferees. The Common Stock may be disposed of from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or permitted transferees and/or from the purchasers of the Common Stock for whom they may act, (iv) the writing of options on the Common Stock,
(v) the pledge of the Common Stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Common Stock or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent and resell a portion of the block as principal to facilitate the transaction and
(viii) an exchange distribution in accordance with the rules of such exchange or transactions in the over the counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Shareholders or permitted transferees and any underwriters, brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the

Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company will pay all of the expenses incident to the offering and sale of the Common Stock to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Shareholders related thereto.

                                 LEGAL MATTERS

    Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon by Jackson & Walker, L.L.P., Dallas, Texas.


                                    EXPERTS

    The consolidated financial statements and related financial statement schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended May 31, 1996, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.


                                INDEMNIFICATION

    The Company's Restated Articles of Incorporation (the "Charter") provide that, to the fullest extent permitted by Texas law, directors and former directors of the Company will not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director of the Company or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) acts or omissions for which the liability of a director is expressly provided by law.

    The Charter and the Amended and Restated Bylaws of the Company grant mandatory indemnification to directors and officers of the Company to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify a director or officer in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

    The Company has entered into Indemnity Agreements with Messrs. Teeter, Dawson, Reynolds, Carney, Holland, Fallon, Hunt and McDonald. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.



                          --------------------------



                               TABLE OF CONTENTS

                                                                            PAGE
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
   by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

                                1,180,000 SHARES





                         AMERICAN HOMESTAR CORPORATION





                                  COMMON STOCK




                          --------------------------


                                   PROSPECTUS


                          --------------------------



                                January 24, 1997

    On October 11, 1996, the Shareholders of American Homestar Corporation (the "Company") approved an amendment to the Company's 1994 Stock Compensation Plan (the "Plan"). Among other changes, the amendment increased the maximum number of shares of the Company's common stock, par value $0.05 per share (the "Common Stock") reserved for issuance under the Plan by 450,000 shares. This Registration Statement on Form S-8 relates to the additional shares of Common Stock issuable pursuant to provisions of the Plan as a result of the amendment.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8.  EXHIBITS.

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

    Exhibit No.              Description of Exhibit
    -----------              ----------------------
       5 .1      Opinion of Jackson & Walker, L.L.P.(1)

       23.1      Consent of Jackson & Walker, L.L.P.(2)

       23.2      Consent of KPMG Peat Marwick LLP.(1)

       24.1      Power of Attorney.(3)

       99.1      American Homestar Corporation 1994 Amended and Restated Stock
                 Compensation Plan.(4)

---------------

(1)      Filed herewith.

(2)      Included in the opinion of Jackson & Walker, L.L.P., filed herewith.

(3)      Appearing on page II-2 of this Registration Statement.

(4)      Previously filed as an exhibit to the Proxy Statement dated October
         11, 1996.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on the 24th day of January, 1997.


                                               AMERICAN HOMESTAR CORPORATION



                                               By /s/Laurence A. Dawson
                                                  ---------------------------
                                                  Laurence A. Dawson, President
                                                  (Principal Executive Officer)


                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints each of Laurence A. Dawson and Finis F. Teeter as his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signatures                                       Title                                Date
       ----------                                       -----                                ----
                                              Chairman of the Board and
                                              Co-Chief Executive Officer
      /s/Finis F. Teeter                    (Principal Executive Officer)              January 24, 1997
 ------------------------------
         Finis F. Teeter

                                        President, Co-Chief Executive Officer
                                                     and Director
  /s/Laurence A. Dawson, Jr.                (Principal Executive Officer)              January 24, 1997
 ---------------------------
     Laurence A. Dawson, Jr.

                                           Executive Vice President, Chief
                                                 Financial Officer,
                                                Secretary and Director
    /s/Craig A. Reynolds                 (Principal Financial and Accounting           January 24, 1997
 -----------------------------                        Officer)
       Craig A. Reynolds



    /s/Jackie H. Holland                Vice President, Treasurer and Director         January 24, 1997
 ------------------------------
       Jackie H. Holland


    /s/Charles N. Carney                     Vice President and Director               January 24, 1997
 -----------------------------
       Charles N. Carney



      /s/James J. Fallon                     Vice President and Director               January 24, 1997
 -------------------------------
         James J. Fallon

     /s/William O. Hunt                                Director                        January 24, 1997
 -----------------------------
        William O. Hunt


                                                       Director                        January 24, 1997
 ----------------------------
       Jack L. McDonald

                               INDEX TO EXHIBITS


Exhibit
Number           Description of Exhibit
------           ----------------------
5.1              Opinion of Jackson & Walker, L.L.P.(1)

23.1             Consent of Jackson & Walker, L.L.P.(2)

23.2             Consent of KPMG Peat Marwick LLP.(1)

24.1             Power of Attorney.(3)

99.1             American Homestar Corporation 1994 Amended and Restated
                 Stock Compensation Plan.(4)


--------------

(1)      Filed herewith.

(2)      Included in the opinion of Jackson & Walker, L.L.P., filed herewith.

(3)      Appearing on page II-2 of this Registration Statement.

(4) Previously filed as an exhibit to the Proxy Statement dated October 11, 1996.